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                                                                 Exhibit 10.5


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), is made and entered into between LANDMARK BANCSHARES, Inc., a Delaware corporation ("EMPLOYER"), and DEAN
R. THIBAULT ("EXECUTIVE") and shall be effective immediately upon the consummation of the merger of MNB Bancshares, Inc., a Delaware corporation, Landmark Bancshares, Inc., a Kansas corporation, and Landmark Merger Company, a Delaware corporation (the "EFFECTIVE DATE").

                                    RECITALS

         A. Executive currently serves as Executive Vice President and Manhattan Bank Manager of Security National Bank, a national banking association with its main office located in Manhattan, Kansas, and a wholly-owned subsidiary of Employer (the "BANK"), and Employer desires Executive to continue to serve in such capacities.

         B. Employer and Executive have made commitments to each other on a variety of important issues concerning Executive's continued employment, including the performance that will be expected of Executive, the compensation that Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either Executive or Employer might ever make to terminate this Agreement.

         C. Employer recognizes that circumstances may arise in which a change in control of Employer or the Bank through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of Executive which uncertainty may result in the loss of valuable services of Executive and Employer and Executive wish to provide reasonable security to Executive against changes in the employment relationship in the event of any such change in control.

         D. Employer and Executive believe that the commitments they have made to each other should be memorialized in writing, and that is the purpose of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

                                   AGREEMENTS

         SECTION 1. POSITION AND DUTIES. Employer hereby employs Executive as Executive Vice President and Manhattan Bank Manager of the Bank. During the period of Executive's employment hereunder, Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Bank. Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to the Bank, as such duties and authority are reasonably defined, modified and delegated from time to time

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by the Boards of Directors of the Bank. Executive shall have the powers necessary to perform the duties assigned to him and shall be provided such supporting services, staff, secretarial and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in the light of such assigned duties. Except as the context may clearly require otherwise, all references in this Agreement to "Employer," shall include both Landmark Bancshares, Inc. and the Bank.

         SECTION 2. COMPENSATION. As compensation for the services to be provided by Executive hereunder, Executive shall receive the following compensation, expense reimbursement and other benefits:

                 (a) BASE COMPENSATION. Executive shall receive an aggregate annual minimum base salary at the rate of Eighty-Five Thousand Dollars ($85,000) payable in installments in accordance with the regular payroll schedule of the Bank. Such base salary shall be subject to review annually commencing in the year 2002 and such salary shall be maintained or increased during the term hereof in accordance with Employer's established management compensation policies and plans (as the same may be adjusted, "BASE COMPENSATION"). Notwithstanding anything contained herein to the contrary, Employer shall be entitled in its sole and absolute discretion to allocate between Employer and the Bank the amount of Base Compensation payable to Executive and to cause all or any of such Base Compensation or any other benefits payable or to be provided to Executive under the terms of this Agreement to be paid or provided directly by the Bank to Executive.

                 (b) PERFORMANCE BONUS. Executive shall be entitled to receive an annual performance bonus, payable within ninety (90) days after the end of the fiscal year of Employer, which shall be based upon performance criteria mutually agreed upon by Executive and the Executive Committee of the Bank's Board of Directors (the "EXECUTIVE COMMITTEE"), and which shall not be deemed earned, in whole or in part, until such time as the amount of such bonus is determined by the Executive Committee. The amount (if any) of and the form of payment (I.E., cash, stock options, stock grants or any combination thereof) shall be determined by the Executive Committee.

                 (c) AUTOMOBILE. Employer shall provide an automobile for Executive's use in the performance of his duties hereunder and shall pay all expenses for maintenance, repairs and insurance relating to that automobile, PROVIDED, HOWEVER, that Executive shall pay for all fuel charges and be reimbursed for business-related fuel expenses in accordance with the Employer's policy regarding such reimbursements. Executive shall report his business and personal use of the automobile in conformity with policies adopted by Employer and his personal use shall be reflected annually on the IRS Form W-2 of Executive as additional compensation for income tax purposes.

                 (d) CLUB MEMBERSHIP. Employer shall pay the Executive's monthly membership dues at his current country club. If Executive changes country clubs, reimbursement hereunder shall be subject to the Executive Committee's prior written approval of the change to a new country club.


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                 (e) VACATIONS. Executive shall be entitled to an annual
vacation in accordance with the vacation policy of Employer, which vacation shall be taken at a time or times mutually agreeable to Employer and Executive.

                 (f) OTHER BENEFITS. Executive shall be entitled to all benefits specifically established for him and, when and to the extent he is eligible therefor, to participate in all plans and benefits generally accorded to senior executives of Employer and the Bank, including, but not limited to, pension, profit-sharing, supplemental retirement, incentive compensation, bonus, disability income, split-dollar life insurance, group life, medical and hospitalization insurance, and similar or comparable plans, and also to perquisites extended to senior executives, PROVIDED, HOWEVER, that such plans, benefits and perquisites shall be no less than those made available to all other employees of Employer and the Bank.

                 (g) REIMBURSEMENT OF EXPENSES. Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of his duties hereunder, and he shall be entitled to attend seminars, conferences and meetings relating to the business of Employer consistent with Employer's established policies in that regard.

                 (h) WITHHOLDING. Employer shall be entitled to withhold from amounts payable to Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

         SECTION 3. CONFIDENTIALITY AND LOYALTY. Executive acknowledges that during the course of his employment he may produce and have access to material, records, data, trade secrets and information not generally available to the public regarding Employer and its subsidiaries and affiliates (collectively, "CONFIDENTIAL INFORMATION"). Accordingly, during and subsequent to termination of this Agreement, Executive agrees to hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the respective businesses of Employer and its subsidiaries and affiliates that Executive shall prepare or use, shall be and remain the sole property of Employer, and other than in connection with performance by Executive of his duties hereunder, shall not be removed from the premises of Employer or any of its subsidiaries or affiliates without Employer's written consent, and shall be promptly returned to Employer upon termination of Executive's employment hereunder. Executive agrees to abide by Employer's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of Employer and its subsidiaries and affiliates. For purposes of this Agreement, an affiliate of Employer shall mean any


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corporation, partnership, bank, association, limited liability company, trust or other business entity directly or indirectly controlling, controlled by, or under common control with Employer.

         SECTION 4. TERM AND TERMINATION.

                 (a) TERM. Executive's employment hereunder shall be for a term of one (1) year commencing the Effective Date, and shall automatically extend for one (1) additional year on each subsequent anniversary of the Effective Date (the "AUTOMATIC EXTENSION"), unless the Automatic Extension is terminated by either party effective by written notice to that effect delivered to the other not less than ninety (90) days prior to such anniversary of the Effective Date. If the Automatic Extension is terminated, then Executive's employment hereunder shall terminate as of the last day of the then current one (1) year period.

                 (b) VOLUNTARY TERMINATION BY EXECUTIVE. If Executive voluntarily terminates his employment under this Agreement, other than pursuant to SECTION 4(d) (Constructive Termination) or SECTION 4(h) (Change in Control), then Employer shall only be required to pay Executive his Base Compensation as shall have accrued through the effective date of such termination, and Employer shall not be obligated to pay any performance bonus with respect to the then current fiscal year of Employer nor shall Employer have any further obligations to Executive.

                 (c) PREMATURE TERMINATION BY EMPLOYER.

                           (i) In the event of the termination of this Agreement
by Employer prior to the last day of the then current term for any reason other than a termination in accordance with the provisions of SECTION 4(h) (Change in Control) or SECTION 4(e) (Termination for Cause), then notwithstanding any mitigation of damages by Executive, Employer shall pay Executive an amount equal to the sum of: (A) Executive's Base Compensation at the annual rate then payable to Executive; (B) an amount equal to the average of the annual performance bonuses paid to Executive during the most recent three (3) fiscal years of Employer; and (C) an amount equal to the contributions made or credited by Employer under all employee retirement plans for the benefit of Executive for the most recently ended fiscal year of Employer. In addition, Employer shall continue to provide coverage for Executive and his immediate family under any health insurance programs maintained by Employer for one (1) year; PROVIDED, HOWEVER, that if the continuation of such health insurance is not permitted under the Employer's then current health insurance policy, then Employer agrees to pay Executive's premiums to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") until the earlier of the date one (1) year from the date of termination, or the date such coverage otherwise terminates under COBRA, the period of health insurance continuation shall be credited against Executive's COBRA continuation rights and he will be required to complete all COBRA election and other forms. The payment of amounts under this subsection by Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination.


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                           (ii) Payment to Executive will be made on a monthly
basis during the remaining term of this Agreement. At the election of Employer, payments may be made in a lump sum discounted to their present value using the prime rate of interest as of the date of termination. Such payments shall not be reduced in the event Executive obtains other employment following the termination of employment by Employer.

                           (iii) If either Employer or the Bank is not in
compliance with its minimum capital requirements or if the payments required under subsection (i) above would cause the capital of either Employer or the Bank to be reduced below its minimum capital requirements, such payments shall be deferred until such time as both Employer and the Bank are in capital compliance.

                 (d) CONSTRUCTIVE TERMINATION. If at any time during the term of this Agreement, except in connection with a termination pursuant to SECTION 4(h) (Change in Control) or SECTION 4(e) (Termination for Cause), Executive is Constructively Discharged (as hereinafter defined), then Executive shall have the right, by written notice given to Employer not later than thirty (30) days after such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after the date of such notice, and Executive shall have no rights or obligations under this Agreement other than as provided in SECTION 3 (Confidentiality and Loyalty) and SECTION 5 (Non-Competition Covenant). In such event, Executive shall be entitled to a lump sum payment of compensation and continuation of the health insurance as if such termination of his employment were pursuant to SECTION 4(c) (Premature Termination by Employer).

For purposes of this Agreement, Executive shall be "CONSTRUCTIVELY DISCHARGED" upon the occurrence of any one of the following events:

                           (i) Executive is not re-elected or is removed from
the positions with the Bank set forth in SECTION 1 (Position and Duties), other than as a result of Executive's election or appointment to positions of equal or superior scope and responsibility;

                           (ii) Executive shall fail to be vested by Employer
with the powers, authority and support services of any of said offices; or

                            (iii) Employer otherwise commits a material breach
of its obligations under this Agreement.

                 (e) TERMINATION FOR CAUSE. This Agreement may be terminated for cause as hereinafter defined. "CAUSE" shall mean: (i) Executive's death; (ii) Executive's "PERMANENT DISABILITY," which shall mean Executive's inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of six (6) consecutive months; (iii) a material violation by Executive of any applicable material law or regulation respecting the business of Employer or the Bank; (iv) Executive being found guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of Employer or the Bank, or which disqualifies Executive from serving as an officer or director of Employer or the Bank; (v) the willful or negligent failure of Executive to perform


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his duties hereunder in any material respect; (vi) Executive engages in one or more unsafe or unsound banking practices that have a material adverse effect on the Bank; or (vii) Executive is removed or suspended from banking pursuant to
Section 8(e) of the Federal Deposit Insurance Act, as amended (the "FDIA"), or any other applicable state or federal law. Executive shall be entitled to at least thirty (30) days' prior written notice of Employer's intention to terminate his employment for any cause (except Executive's death) specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Executive Committee his position regarding any dispute relating to the existence of such cause. In the event of a dispute regarding Executive's Permanent Disability, each of Executive and Employer shall choose a physician who together will choose a third physician to make a final determination thereof. Upon a termination of Executive's employment with Employer for Cause, then Employer shall only be required to pay Executive his Base Compensation as shall have accrued through the effective date of such termination, and Employer shall not be obligated to pay any performance bonus with respect to the then current fiscal year of Employer, or have any further obligations to Executive.

                 (f) PAYMENTS UPON DEATH. In the event payments are due and owing under this Agreement at the death of Executive, payment shall be made to such beneficiary as Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive. Such payments shall be in addition to any other death benefits of Employer for the benefit of Executive and in full settlement and satisfaction of all payments provided for in this Agreement.

                 (g) PAYMENTS PRIOR TO PERMANENT DISABILITY. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of Executive's Permanent Disability. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to Executive's Permanent Disability, Executive shall be entitled to return to his positions with the Bank as set forth in this Agreement in which event no Permanent Disability of Executive will be deemed to have occurred.

                 (h) PAYMENTS UPON CHANGE IN CONTROL.

                           (i) In the event of a Change in Control (as defined
below) of Employer and the termination of Executive's employment under either A or B below, Executive shall be entitled to receive in lieu of any other payments provided for in this Agreement a lump sum payment equal to two (2) times the sum of: (A) Executive's Base Compensation at the annual rate then payable to Executive; (B) an amount equal to the average of the annual performance bonuses paid to Executive during the most recent three (3) fiscal years of Employer; and
(C) an amount equal to the contributions made or credited by Employer under all employee retirement plans for the benefit of Executive for the most recently ended fiscal year of Employer; such lump sum amount to be paid within five (5) business days of Executive's termination. In addition, Employer shall continue to provide


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coverage for Executive and his immediate family under any health insurance programs maintained by Employer for two (2) years; PROVIDED, HOWEVER, that if the continuation of such health insurance is not permitted under the Employer's then current health insurance policy, then Employer agrees to pay Executive's premiums to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") until such coverage terminates under COBRA, the period of continuation hereunder shall be credited against Executive's continuation rights, and he will be required to complete all COBRA election and other forms. Payments under this Section shall be subject to the limits of
SECTION 4(h)(iii). The following shall constitute termination of Executive's employment within the meaning of this SECTION 4(h):

                                    A. Executive terminates his employment under
this Agreement by a written notice to that effect delivered to the Board of Directors of the Employer (the "BOARD") within six (6) months after the Change in Control.

                                    B. The Executive is terminated by Employer
or its successor without Cause (as defined in SECTION 4(e)) within one (1) year after the Change in Control.

                           (ii) For purposes of this Section, the term "CHANGE
IN CONTROL" shall mean the following:

                                    A. The consummation of the acquisition by
any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the then outstanding voting securities of Employer;

                                    B. The individuals who, as of the date
hereof, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

                                    C. Consummation of: (1) a merger or
consolidation to which Employer is a party if the stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of Employer's voting securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or sale or other disposition of all or substantially all of the assets of Employer or the Bank.

         Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty-three percent (33%) or more of the combined voting power of Employer's then outstanding securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any


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corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

                           (iii) It is the intention of Employer and Executive
that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an "EXCESS PARACHUTE PAYMENT" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or its successors. It is agreed that the present value of and payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on the Change in Control of Employer, and to which Section 280G of the Code applies (in the aggregate "TOTAL PAYMENTS") shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount which Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within ninety (90) days following the earlier of the giving of the notice of termination or the giving of notice by Employer to Executive of its belief that there is a payment or benefit due Executive which will result in an excess parachute payment as defined in Section 280G of the Code, Executive and Employer, at Employer's expense, shall obtain the opinion of such legal counsel and certified public accountants as Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for Employer), which opinions need not be unqualified, which sets forth (A) the amount of the includable compensation of Executive for the base period, as determined under Section 280G of the Code, (B) the present value of Total Payments and (C) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by Executive in writing delivered to Employer within sixty (60) days of his receipt of such opinions or, if Executive fails to so notify Employer, then as Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this subsection, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (x) the compensation and benefits provided for in
SECTION 2 (Compensation) and (y) any other compensation earned by Executive pursuant to Employer's compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change in Control; PROVIDED, HOWEVER, that in the event such legal counsel so requests in connection with the opinion required by this subsection, Executive and Employer shall obtain, at Employer's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subsection shall be of no further force or effect.


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                 (i) REGULATORY SUSPENSION AND TERMINATION.

                           (i) If Executive is suspended from office and/or
temporarily prohibited from participating in the conduct of the affairs of Employer or the Bank by a notice served under Section 8(e)(3) (12 U.S.C. Section 1818(e)(3)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, Employer's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer may in its discretion: (A) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (B) reinstate (in whole or in part) any of the obligations which were suspended.

                           (ii) If Executive is removed and/or permanently
prohibited from participating in the conduct of the affairs of Employer or the Bank by an order issued under Section 8(e) (12 U.S.C. Section 1818(e)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, all obligations of Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                           (iii) If either Employer or the Bank is in default as
defined in Section 3(x) (12 U.S.C. Section 1813(x)(1)) of the FDIA, all obligations of Employer under this contract shall terminate as of the date of default, but this subsection shall not affect any vested rights of the contracting parties.

                           (iv) All obligations of Employer under this Agreement
shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the "FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer or the Bank under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the FDIA, or when Employer or the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                           (v) All obligations of Employer under this Agreement
shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (A) by the Office of the Comptroller of the Currency (the "OCC") at the time that the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the FDIA; or (B) by the OCC at the time that the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                           (vi) Any payments made to Executive pursuant to this
Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. Section828(k)) of the FDIA.


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         SECTION 5. NON-COMPETITION COVENANT.

                 (a) RESTRICTIVE COVENANT. Employer and Executive have jointly reviewed the customer lists and operations of Employer and the Bank and have agreed that the primary service area of the lending and deposit taking functions of Employer or the Bank in which Executive has participated and will continue to actively participate extends to an area which encompasses a fifty (50) mile radius from each of the offices of Employer and the Bank (the "RESTRICTIVE AREA"). Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in SECTION 2 (Compensation), Executive hereby agrees that, except with the express prior written consent of Employer, for a period of one (1) year after the termination of Executive's employment with Employer (the "RESTRICTIVE PERIOD"), he will not directly or indirectly compete with the business of Employer or the Bank, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of Employer or the Bank to terminate employment with Employer and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a "FINANCIAL INSTITUTION") within the Restrictive Area (the "RESTRICTIVE COVENANT"). If Executive violates the Restrictive Covenant and Employer or the Bank brings legal action for injunctive or other relief, Employer or the Bank shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this Section 5(a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive. In the event that a successor assumes and agrees to perform this Agreement, this Restrictive Covenant shall continue to apply only to the Restrictive Area as it existed immediately before such assumption and shall not apply to any of the successor's other offices. The foregoing Restrictive Covenant shall not prohibit Executive from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the Nasdaq which do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

                 (b) REMEDIES FOR BREACH OF RESTRICTIVE COVENANT. Executive acknowledges that the restrictions contained in SECTION 3 (Confidentiality and Loyalty) and SECTION 5 (Non-Competition Covenant) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of Employer and the Bank, that any violation of these restrictions would cause substantial injury to Employer and the Bank and such interests, that Employer would not have entered into this Agreement with Executive without receiving the additional consideration offered by Executive in binding himself to these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, Employer and the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to Employer and the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by


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Executive and any and all persons directly or indirectly acting for or with him, as the case may be.

         SECTION 6. INTERCORPORATE TRANSFERS. If Executive shall be voluntarily transferred to an affiliate of Employer, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as Employer as of the date of such transfer.

         SECTION 7. INTEREST IN ASSETS. Neither Executive nor his estate shall acquire hereunder any rights in funds or assets of Employer or the Bank, otherwise than by and through the actual payment of amounts payable hereunder; nor shall Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of Executive.

         SECTION 8. INDEMNIFICATION.

                 (a) INSURANCE. Employer shall provide Executive (including his heirs, personal representatives, executors and administrators) for the term of this Agreement with coverage under a standard directors' and officers' liability insurance policy at its expense.

                 (b) HOLD HARMLESS. In addition to the insurance coverage provided for in this Section, Employer shall hold harmless and indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of Employer or the Bank (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

                 (c) ADVANCEMENT OF EXPENSES. In the event Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which Employer has agreed to provide insurance coverage or indemnification under this Section, Employer shall, to the full extent permitted under applicable law, advance all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement (collectively "EXPENSES") incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by Employer of a written undertaking from Executive: (i) to reimburse Employer for all Expenses actually paid by Employer to or on behalf of Executive in the event it shall be ultimately determined that Executive is not entitled to indemnification by Employer for such Expenses; and (ii) to assign to Employer all rights of Executive to indemnification, under any policy of directors' and officers' liability insurance or otherwise, to the extent of the amount of Expenses actually paid by Employer to or on behalf of Executive.


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

         SECTION 9. GENERAL PROVISIONS.

                 (a) SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Executive, Employer and his and its respective personal representatives, successors and assigns, and any successor or assign of Employer shall be deemed the "EMPLOYER" hereunder. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place. Notwithstanding anything contained herein to the contrary, Executive further agrees that the Bank is an intended beneficiary of the Executive's obligations under SECTION 3 (Confidentiality and Loyalty) and
SECTION 5 (Non-Competition Covenant) and the same may be enforced by the Bank in the same manner, and to the same extent, as the same is enforceable hereunder by Employer.

                 (b) ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Executive and Employer.

                 (c) ENFORCEMENT AND GOVERNING LAW. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Kansas without reference to the law regarding conflicts of law.

                 (d) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank's main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; PROVIDED, HOWEVER, that Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                 (e) LEGAL FEES. All reasonable legal fees paid or incurred by Employer or Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the party who or which is not successful on the merits pursuant to a legal judgment, arbitration or settlement.


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

                 (f) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                 (g) NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of Employer, attention: Chairman; or, if to Executive, to the address set forth below Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANDMARK BANCSHARES, INC.                     DEAN R. THIBAULT


By:
     ---------------------------              ---------------------------------
     Name:
          ----------------------              ---------------------------------
     Title:
           ---------------------              ---------------------------------
                                                         (Address)






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